SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
        Securities Exchange Act of 1934


Filed by Registrant                [ X ]
Filed by Party other than the Registrant          [     ]

Check the appropriate box:
[     ]    Preliminary Proxy Statement
[     ]    Confidential, for Use of the Commission Only (as permitted by
           Rule 14a-6(e)(2))
[ X   ]    Definitive Proxy Statement
[     ]    Definitive Additional Materials
[     ]    Soliciting Material Pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

           FIRST INDIANA CORPORATION
(Name of Registrant as Specified in its Charter)

           FIRST INDIANA CORPORATION
  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X   ]   No Fee Required.
[     ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
          and 0-11.

      1)  Title of each class of securities to which transaction applies:
          ...............................................................
      2)  Aggregate number of securities to which transaction applies:
          ...............................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ................................................................
      4)  Proposed maximum aggregate value of transaction:
          ................................................................
      5)  Total fee paid:
          ................................................................

[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


      1)  Amount Previously Paid:
          .................................................................
      2)  Form, Schedule or Registration Statement No.:
          ................................................................
      3)  Filing Party:
          ................................................................
      4)  Date Filed:
          ................................................................

               [FIC LETTERHEAD]









                                        March 11, 1999



Dear Shareholder:

   The directors and officers of First Indiana Corporation join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Thursday, April 15, 1999 at 9:00 a.m., in the First Indiana Plaza Conference Center, Ohio and
Pennsylvania Streets, Seventh Floor, Indianapolis, Indiana.

   First Indiana enjoyed record earnings in 1998 as a comprehensive provider of financial services emphasizing local decision-making, customer relationships and personalized service. At the annual meeting, we will review our achievements in 1998 and share our plans for additional growth.

   The formal notice of this annual meeting and the proxy statement appear on the following pages. After reading the proxy statement, please mark, sign, and return the enclosed proxy card to ensure that your votes on the business matters of the meeting will be recorded.

   We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postpaid envelope provided. After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.

   We look forward to seeing you on April 15.

                              Sincerely,



                              Robert H. McKinney,
                              Chairman and Chief
                              Executive Officer

           FIRST INDIANA CORPORATION
             INDIANAPOLIS, INDIANA
   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     The annual meeting of the shareholders of First Indiana
Corporation (the "Corporation") will be held in the First Indiana Plaza Conference Center, 135 North Pennsylvania Street, Seventh Floor,
Indianapolis, Indiana on April 15, 1999, at 9:00 a.m. EST, to consider and take action on the following matters:

     1.   The election of three (3) directors of the Corporation;
          and

     2. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record at the close of business on February 16, 1999 are entitled to notice of and to vote at this meeting and any adjournments thereof.

                                 By order of the
                                 Board of Directors,



                                 David A. Butcher
                                 Secretary



Indianapolis, Indiana
March 11, 1999

           FIRST INDIANA CORPORATION

              First Indiana Plaza
         135 North Pennsylvania Street
         Indianapolis, Indiana  46204




                PROXY STATEMENT



     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First Indiana Corporation (the
"Corporation" or "we") of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, April 15, 1999, and at any adjournment thereof. The approximate date of mailing this proxy statement is March 11, 1999. The following is important information in a question-and-answer format regarding the Corporation, its wholly owned subsidiary First Indiana Bank (the "Bank"), the Annual Meeting and this Proxy Statement.

Q:  What am I voting on?
     You are voting on the election of three directors (Robert J.
Laikin, Marni McKinney and Phyllis W. Minott).

Q:  Who is entitled to vote?
     Shareholders as of the close of business on February 16, 1999
(the "Record Date") are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock held on the Record Date. As of the Record Date, 12,703,294 shares of the Corporation's common stock were issued and outstanding.

Q:  How do I vote?
     Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR the three management nominees. You have the right to revoke your proxy any time before the meeting by (1) notifying the Corporation's Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

Q:  What does it mean if I get more than one proxy card?
     It means you hold shares registered in more than one account.
Sign and return all proxy cards to ensure that all your shares are voted.

Q:  Who will count the vote?
     Representatives of Harris Trust & Savings Bank will tabulate the votes and act as inspectors of the election.

Q:  What constitutes a quorum?
     A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for the Annual Meeting.

Q:  How many votes are needed for approval of each item?
     Directors will be elected by a plurality of the votes cast at the Annual Meeting. Consequently, the three nominees receiving the most votes will be elected directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the three management nominees unless the proxy contains instructions to the contrary. Any other matter to come before the Annual Meeting will be approved if the votes cast at the Annual Meeting (in person or represented by proxy) in favor of such proposal exceed the votes opposing such proposal. An abstention, non-vote, or broker non-vote will not change the number of votes cast for or against the election of any director or for or against any other matter to come before the Annual Meeting.

Q:  Who can attend the Annual Meeting?
     All shareholders as of the Record Date can attend.

Q: What percentage of stock do the directors and executive officers own?
     Together, they own approximately 33.4% of the Corporation's common stock as of the Record Date. (See page 3 for details.)

Q:  Who are the largest principal shareholders?
     The Somerset Group, Inc., is the largest single shareholder of the Corporation, owning 2,758,467 shares as of the Record Date. Robert H. McKinney and Marni McKinney are each officers, directors and, directly or indirectly, substantial shareholders of Somerset. Together, Somerset, Mr. McKinney and Ms. McKinney beneficially own 3,416,379 shares (26.6%) of the Corporation's common stock as of the Record Date. (See page 3 for details.)

Q: When are shareholder proposals and nominations for the 2000 meeting due?
     The Corporation's 2000 Annual Meeting is currently scheduled for April 13, 2000. To be considered for inclusion in next year's Proxy Statement, shareholder proposals must be submitted in writing by November 12, 1999 to the Corporation's Secretary, 2800 First Indiana Plaza, 135 N. Pennsylvania Street, Indianapolis, Indiana 46204. In addition, the Corporation's By-laws provide that any shareholder wishing to nominate a candidate for director or propose other business at the Annual Meeting must give the Corporation written notice 60 days before the meeting, and the notice must provide certain other information as described in the By-laws. Copies of the By-laws are available to shareholders free of charge upon request to the Corporation's Secretary.

    STOCK OWNERSHIP BY DIRECTORS, OFFICERS
           AND CERTAIN SHAREHOLDERS


     The following table shows, as of February 16, 1999, the number and percentage of shares of common stock held by each person known to the Corporation who owned beneficially more than five percent of the issued and outstanding common stock of the Corporation and shares held by the Corporation's directors and certain executive officers:


     Beneficial                  Amount and Nature of         Percent
        Owner                    Beneficial Ownership         of Class
     ----------                  --------------------        ---------
H. J. Baker                           51,644  1                  2

Gerald L. Bepko                       31,290  3                  2

David L. Gray                         72,714  4                  2

Andrew Jacobs, Jr.                     4,200  5                  2

David A. Lindsey                     112,619  6                  2

Marni McKinney                     3,416,379  7                 26.6%

Robert H. McKinney                 3,416,379  7                 26.6%

Owen B. Melton, Jr.                  302,804  8                  2.4%

Phyllis W. Minott                     33,430  9                  2

Merrill E. Matlock                    37,317  10                 2

Michael L. Smith                      42,172  11                 2

The Somerset Group, Inc.           3,416,379  7, 12             26.6%

John W. Wynne                         34,532  13                 2

All Executive Officers and
Directors as a Group (15 Persons)  4,280,425  14                33.4%



     1 Includes 18,730 shares as to which the director has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the "Exchange Act").

     2 The number of shares represents less than one percent of the Corporation's common stock outstanding.

     3 Includes 1,354 shares held in trust under the First Indiana Bank Directors' Stock Purchase Plan (the "Directors' Stock Purchase Plan"), 3,241 shares held in trust under the Bank's Employees' Stock Purchase Plan (the "Stock Purchase Plan"), and 26,222 shares as to which the director has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange
          Act.

     4 Includes 799 shares held in trust under the Stock Purchase Plan, 40,870 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act, and 2,400 shares owned of record by Mr. Gray's spouse.

     5 Includes 41 shares held in trust under the Stock Purchase Plan, 3,746 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act and 413 shares held in trust under the Directors' Stock Purchase Plan.

     6 Includes 1,125 shares held in trust under the Stock Purchase Plan and 30,447 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange
          Act.

     7 These shares are beneficially owned by a group consisting of The Somerset Group, Inc. ("Somerset"), Robert H. McKinney and
          Marni McKinney. Robert H. McKinney owns 516,903 shares of the Corporation, including 725 shares held in trust under the Stock Purchase Plan, 76,119 shares of the Corporation as to which Mr. McKinney has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange
          Act and 18,000 shares of restricted stock under the Corporation's 1997-1999 Long-Term Incentive Plan. Mr. McKinney, his immediate family, a family limited partnership, and various irrevocable trusts established by Mr. McKinney for the benefit of his children together beneficially own, directly or indirectly, approximately 42% of the outstanding capital stock of Somerset, which owns of record 2,758,467 shares of the Corporation. The total held by the group also includes 64,890 shares of the Corporation owned by Mr. McKinney's daughter, Marni
          McKinney, including 3,876 shares held in trust under the Stock Purchase Plan, 40,301 shares as to which she has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act, 1,837 shares held on her behalf under the Bank's 401(k) Plan, 7,500 shares of restricted stock under the Corporation's 1997-1999 Long-Term Incentive Plan, and 6,000 shares of restricted stock under the 1991 Stock Option and Incentive Plan. Mr. McKinney is the Chairman and a director of Somerset; Ms. McKinney is the President and Chief Executive Officer and a director of Somerset; and Mr. McKinney's son, Kevin K. McKinney, is Vice President and a director of Somerset.

     8 Includes 59,244 shares as to which Mr. Melton has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act, 10,187 shares held in trust under the Stock Purchase Plan, 637 shares held on his behalf under the Bank's 401(k) Plan, 107,996 shares owned of record jointly with Mr. Melton's spouse, 61,874 owned of record by Mr. Melton's spouse and 18,000 shares of restricted stock under the Corporation's 1997-1999 Long-Term Incentive Plan.

     9 Includes 4,603 shares held in trust under the Stock Purchase Plan, 201 shares held under the Corporation's Dividend Reinvestment and Stock Purchase Plan (the "DR Plan"), 1,354 shares held under the Directors' Stock Purchase Plan, 26,222 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act and 413 shares held in trust under the Directors' Stock Purchase Plan.

     10 Includes 618 shares held in trust under the Stock Purchase Plan, 26,022 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act, and 283 shares held under the DR Plan.

     11 Includes 26,222 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

     12   The address of The Somerset Group, Inc. is 135 North
          Pennsylvania Street, Suite 2800, Indianapolis, Indiana 46204. This number includes 2,758,467 shares owned of record by The Somerset Group, Inc. (see note 7).

     13 Includes 2,280 shares held in trust under the Stock Purchase Plan, 1,076 shares held under the DR Plan, 4,014 shares held under the Directors' Stock Purchase Plan and 11,238 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(l) under the Exchange Act.

     14 31,951 shares held in trust under the Stock Purchase Plan, 1,769 shares held under the DR Plan, includes 7,135 shares held under the Directors' Stock Purchase Plan, 4,392 shares held under the Bank's 401(k) Plan, and 444,660 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.



PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     Three directors are to be elected.  Robert J. Laikin, Marni
McKinney and Phyllis W. Minott have been nominated for a term of three years and until their successors are elected and qualified. Mr. Laikin has been nominated to the Board of Directors for the first time.
If elected, Mr. Laikin will assume the position left vacant by H. J.
Baker. Mr. Baker's term will expire at the Annual Meeting. Having reached the age of mandatory retirement from the Board of Directors, Mr. Baker will not stand for re-election. The Board of Directors thanks Mr. Baker for his years of dedicated service to the Corporation and the Bank. Ms. McKinney and Ms. Minott are members of the present
Board of Directors and have consented to serve an additional term.
The other directors listed in the table below will continue in office until the expiration of their terms. With the exception of Mr. Laikin, all of the nominees and the other directors listed in the table below also are members of the Board of Directors of the Bank. Mr. Laikin will be elected to the Board of Directors of the Bank upon his election to the Board of Directors of the Corporation at the Annual Meeting. For directors of the Corporation who were directors of the Bank before the Corporation was formed in 1986, the table below lists the year in which the director became a director of the Bank. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

[The remainder of this page is intentionally left blank]

The Board of Directors unanimously recommends the election of the following nominees.





                   NOMINEES FOR TERMS EXPIRING IN 2002



Name, Age, Principal
Occupation(s) and
Business Experience                                                  Director
During Past 5 Years                                                   Since
----------------------------------------------------------------------------
Robert J. Laikin, Age 35                                                 --
Chairman and Chief Executive Office of Brightpoint, Inc., provider of distribution and value-added logistics services to the wireless communications industry; previously President of Brightpoint, Inc.

Marni McKinney, Age 42                                                  1992
Vice Chairman of the Corporation and Chairman of the Bank; Director,
President, and Chief Executive Officer, The Somerset Group, Inc.,
an affiliate of the Corporation, financial services provider;
previously Executive Vice President of The Somerset Group, Inc.,
and Vice President of the Corporation and the Bank.

Phyllis W. Minott, Age 60                                               1976
Chairman and Chief Executive Officer, Minott Motion Pictures, Inc.,
commercial movie production; previously General Auditor, Eli Lilly
& Company, a pharmaceutical company; Controller, Accounting and
Chief Accounting Officer, Eli Lilly & Company.




                DIRECTORS WHOSE TERMS EXPIRE IN 2001


Name, Age, Principal
Occupation(s) and
Business Experience                                                   Director
During Past 5 Years                                                    Since
------------------------------------------------------------------------------
Robert H. McKinney, Age 73                                              1954
Chairman and Chief Executive Officer of the Corporation;
Chairman and Director, The Somerset Group, Inc., an
affiliate of the Corporation, financial services;
retired partner, Bose McKinney & Evans,
attorneys; Chairman, Federal Home Loan Bank Board, 1977-1979.

Owen B. Melton, Jr., Age 52                                             1983
President and Chief Operating Officer of the Corporation and
President and Chief Executive Officer of the Bank.

Michael L. Smith, Age 50                                                1985
Senior Vice President, Finance, Anthem, Inc. and Chief Financial
Officer, Anthem Midwest and Anthem Blue Cross and Blue Shield of
Connecticut, health care organization; formerly
Chief Operating Officer, American Health Network, Inc.,
a physician group practice; formerly President, Somerset Financial
Services, a division of The Somerset Group, Inc.; also formerly
Chairman, President and Chief Executive Officer, Mayflower Group,
Inc., diversified transportation services; Director of The Somerset
Group, Inc., an affiliate of the Corporation, and Finishmaster, Incorporated.




                DIRECTORS WHOSE TERMS EXPIRE IN 2000

Name, Age, Principal
Occupation(s) and
Business Experience                                                   Director
During Past 5 Years                                                    Since
------------------------------------------------------------------------------
Gerald L. Bepko, Age 58                                                 1988
Vice President for Long-Range Planning of Indiana University and
Chancellor, Indiana University-Purdue University at Indianapolis;
previously Dean and Professor of Law, Indiana University School of
Law, Indianapolis.

Andrew Jacobs, Jr., Age 67                                              1997
Adjunct Professor, Indiana University-Purdue University at
Indianapolis; Attorney; Retired Member, United States Congress.

John W. Wynne, Age 66                                                   1991
Director of Duke Realty Investments, Inc., a real estate investment trust; previously Chairman, Duke Realty Investments, Inc. and partner,
Duke Associates, real estate development; retired as counsel
(previously partner), Bose McKinney & Evans, attorneys.



     During 1998, the Boards of Directors of the Corporation and the Bank each met 12 times. All directors attended in excess of 75% of the aggregate of the total number of meetings of the Boards of Directors of the Corporation and the Bank (considered separately) and the total number of meetings held by all Corporation and Bank committees (considered separately) on which he or she served.


           Certain Committees of the Boards of Directors of the
                      Corporation and the Bank


     Among other committees, the Board of Directors of the Corporation has an Audit Committee and a Compensation Committee.

     Audit Committee. The Audit Committee evaluates audit performance, handles relations with the Corporation's independent auditors, and evaluates policies and procedures related to internal audit functions and controls. The members of the Corporation's Audit
Committee in 1998 were Phyllis W. Minott (Chairperson), H.J. Baker, Andrew Jacobs, Jr., and John W. Wynne. The Audit Committee met three times during 1998.

     Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to the compensation of directors, officers, and employees of the Corporation and the Bank, administers and grants options and other stock awards under the Corporation's stock option plans, and administers the Bank's Employees' Stock Purchase Plan. The members of the Compensation Committee during 1998 were Gerald L. Bepko
(Chairman), H.J. Baker, and Phyllis W. Minott.  The Compensation
Committee met three times during 1998.

                     Compensation of Directors


     Directors of the Corporation and the Bank, other than Robert
H. McKinney, Marni McKinney and Owen B. Melton, Jr., received in
1998 a quarterly retainer of $2,150 for the first quarter of 1998 and $2,500 for the second, third and fourth quarters of 1998, plus $600 per meeting of the full Board of Directors and per committee meeting attended prior to April 1, 1998, and $900 per meeting of the full Board of Directors and per committee meeting attended on or after April 1, 1998.

     Under the First Indiana 1992 Director Stock Option Plan, the Corporation reserved approximately 221,291 shares of its common stock for issuance upon the exercise of options to be granted under the plan. The plan provides for the issuance of non-qualified options to purchase 3,746 shares to each outside director of the Corporation on the date of each annual meeting of shareholders. The Corporation granted 3,746 shares to each outside director on April 16, 1998, in accordance with the plan. No option is exercisable during the period of one year following the date of grant, and options granted under the plan must specify an exercise price of not less than 100% of the market price of the shares at the date of grant.

     Under the Directors' Deferred Fee Plan, directors of the
Corporation may elect to defer all or any portion of the fees paid for attendance at a Board of Directors or committee meeting. The deferred fees are then contributed to a trust which buys stock with such fees or invests such fees in an interest-bearing account. Directors are not eligible to receive shares or cash held under the plan until they cease to be a director, officer, or employee of the Corporation. Amounts deferred are not taxable to the director until the trust distributes the cash or stock to the director. In the event of a change in control of the Corporation, amounts held under the plan are payable immediately in one lump sum.

     Directors also may elect to contribute part of their fees to the Bank's Employees' Stock Purchase Plan. As with other participants, the Bank matches a certain portion of such contributions and purchases the Corporation's common stock on the open market at the prevailing market price. The material features of the Stock Purchase Plan are described under the heading "EXECUTIVE COMPENSATION."

                       Certain Transactions

     The Bank offers its directors, officers, and employees a loan plan involving variable-rate mortgages, lines of credit, home equity loans, credit cards, and various installment loans with a lower interest rate (not below the Bank's cost of funds) and waiver of loan origination fees, and fixed-rate mortgage loans with waiver of loan origination fees only. Except as described above, all outstanding loans to directors, officers, and employees have been made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.
Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

     In 1996, the Bank sold its insurance and non-FDIC-insured investment business to The Somerset Group, Inc. At the same time, the two companies entered into a multi-year operating agreement under which Somerset provides insurance and non-FDIC-insured investment products and services to the Bank's customers and pays the Bank a commission on such sales. During the year ended December 31, 1998, Somerset paid to the Bank $81,947 in accordance with the terms of the purchase agreement and the operating agreement. Robert H. McKinney and Marni McKinney are officers, directors and substantial shareholders of Somerset, and H. J. Baker and Michael L. Smith are directors of Somerset.

            EXECUTIVE COMPENSATION

     The following Report of the Compensation Committee, as well as the following Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of the Corporation's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Report of the Compensation Committee

     Policy and Performance Measures

     In determining the compensation of executive officers, the Compensation Committee strives to maintain an appropriate balance between executive pay and the creation of shareholder value. Executive compensation must attract and retain well-qualified officers while at the same time motivating them to achieve the short-term and long-term strategic goals of the Corporation. To achieve this balance, executive officers receive a competitive base salary and also have the opportunity to earn bonuses tied to the Corporation's overall performance.

     The Compensation Committee based the 1998 annual salaries of the Corporation's executive officers on the results of surveys compiled by an independent consultant. The compensation consultant began with an analysis of the compensation of executive officers of other financial institutions and utilized a regression analysis to conform the compensation survey data to the Corporation's asset size. The consultant derived the weighted average salaries of the executive officers of the institutions contained in the survey, and then calculated average (mean) salaries. The Compensation Committee relied on this independent calculation of average salaries in setting the salaries of the Corporation's executive officers.

     In order to more directly tie executive compensation to the Corporation's overall performance, the Compensation Committee also administers short-term and long-term bonus plans. These plans are designed to increase the total compensation of the Corporation's executive officers, but only if the Corporation's performance merits such increases. The Compensation Committee is guided by the principle that when certain corporate goals are achieved, the compensation of the executive officers who contributed to the Corporation's success should increase accordingly.

     Under the Long-Term Management Performance Incentive Plan
(the "Long-Term Plan"), performance-based compensation will be awarded at the end of fiscal year 1999 if certain performance targets are achieved. Two groups of Corporation and Bank officers have been selected to participate in the Long-Term Plan for the 1997-1999 performance period. Group A consists of Robert H. McKinney, Marni McKinney and Owen B. Melton, Jr. Group B consists of David L.
Gray, Vice President and Treasurer of the Corporation, Senior Vice President in charge of the Bank's Financial Management Group and Chief Financial Officer of the Bank; David A. Lindsey, Senior Vice President in charge of the Bank's Consumer Finance Group; Merrill E. Matlock, Senior Vice President in charge of the Bank's Commercial and Mortgage Banking Group; Timothy J. O'Neill, Senior Vice
President in charge of the Bank's Correspondent Banking Services
Group; and Kenneth L. Turchi, Senior Vice President in charge of the Bank's Retail Banking Group and Marketing and Strategic Planning
Group. If interim performance goals for each of 1997, 1998 and 1999 are attained, as well as overall goals for the entire performance period, Mr. McKinney and Mr. Melton each will be eligible to receive 18,000 shares of the Corporation's common stock, Ms. McKinney will be eligible to receive 7,500 shares (as well as 6,000 shares granted under the 1991 Stock Option and Incentive Plan, which carry the same restrictions as those shares granted under the Long-Term Plan), and Group B participants will be eligible to receive an amount equal to 50% of the participant's average annual rate of base salary in effect during the performance period. The Compensation Committee of the Board of Directors has determined that the interim performance goals for 1997 and 1998 were satisfied. Accordingly, the incentive amounts for 1997-1999 still may be earned, provided the 1999 performance goals and the overall goals for the entire period are met.

     The Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Accordingly, the Bank has adopted management stock ownership objectives to be attained by December 31, 2000. By that time, each officer and director of the Bank must own Corporation stock with a market value equal to a specified multiple of such officer's or director's compensation. These multiples range from one times base compensation for vice presidents to three times base compensation for senior vice presidents, and five times base compensation for the Bank's Chairman, Vice Chairman and President, as well as for the Bank's Board of Directors. (Such multiples already have been attained by Mr. McKinney, Ms. McKinney and Mr. Melton.)
The Board of Directors believes that these stock ownership requirements will further align the interests of the Bank's management with the objectives of the Corporation's shareholders. Accordingly, each recipient of a bonus under the Long-Term Plan who does not meet the stock ownership requirements will be required to take at least one-third of his or her bonus in stock.

     Additionally, the Compensation Committee typically considers granting stock options to various executive officers, including the executive officers named in the Summary Compensation Table, every two years, and awarded such stock options in 1998. Any compensation derived from the stock options will be directly related to the performance of the Corporation's stock.

     To further encourage Bank officers and employees, as well as directors, to acquire ownership of the Corporation, such persons are eligible to contribute a portion of their earnings to the Bank's
Employees' Stock Purchase Plan after completing six months of service.  Such contributions are
used to purchase the Corporation's stock each month at the then-prevailing market price. If the Corporation attains a specified after-tax return on average equity for a calendar year (as determined by the Compensation Committee), the Bank generally will match participant contributions during the subsequent Plan Year (as defined in the Plan) at a ratio of one to three.
If such after-tax returns are not achieved for a calendar year, participant contributions during the subsequent Plan Year will be matched at a ratio of one to four.  Because the Corporation achieved the performance objectives specified in the Stock Purchase Plan for the year ended
December 31, 1997, participant contributions for the Plan Year beginning April 1, 1998 were matched at a ratio of one to three.
Contributions by the Bank to the accounts of the executive officers named in the Summary Compensation Table (see page 14) during the calendar year ended December 31, 1998 are set forth in the column
titled "All Other Compensation."   The Corporation also achieved the
performance objectives specified in the Stock Purchase Plan for the year ended December 31, 1998. As an additional inducement to the Bank's employees to increase their ownership of Corporation stock, the Compensation Committee has elected to match participant contributions at a ratio of one to two for the 1999 Plan Year only.

     In 1993, the Internal Revenue Code of 1986 (the "Code") was amended to generally limit to $1 million the amount of compensation (other than qualified performance-based compensation) that may be deducted by the Corporation in any year with respect to certain of the Corporation's executive officers. While annual salaries and cash bonuses of the Corporation's executive officers historically have been structured so that such compensation will be deductible, the Compensation Committee recognizes that certain executive officers may receive compensation which cannot be deducted in full by the Corporation. Because these situations are most likely to arise as a result of the vesting of restricted stock under the Long-Term Plan, the Compensation Committee has attempted to structure the Long-Term
Plan, to the extent possible within the Corporation's compensation philosophy, so that compensation under the Long-Term Plan will be performance-based and will not count against the $1 million limit under the Code.

     CEO Performance

     Mr. McKinney serves as the chief executive officer of the Corporation, and Mr. Melton serves as the chief executive officer of the Corporation's principal operating unit, the Bank. While Mr. McKinney devotes a major portion of his time to the operations of the Corporation and the Bank, Mr. Melton devotes all of his time to those operations.

     Like the salaries of the Corporation's other executive officers, Mr. Melton's and Mr. McKinney's salaries also are derived from the data compiled by the independent consultant. Since these two individuals have the greatest impact on the Corporation's long-term performance, their salaries are determined based on their achievement of certain goals relating to the Corporation's performance during the prior year, such as return on equity, return on assets, credit quality, and management of operating expenses.

     Because Mr. Melton is the chief executive officer of the Corporation's sole operating unit and responsible for its day-to-day activities, the Compensation Committee gives special weight to Mr. Melton's achievement of these objectives when determining his salary for the coming year. In addition, the Compensation Committee meets separately with Mr. McKinney for his candid evaluation of Mr.
Melton's performance during the preceding year and his achievement of the objectives described above. The Corporation's attainment of the 1997 performance goals resulted in an increase in both Mr. McKinney's and Mr. Melton's salaries for 1998.

           Compensation Committee
          Gerald L. Bepko, Chairman
                 H.J. Baker
              Phyllis W. Minott



[The remainder of this page is intentionally left blank]

Performance Graph

     The following line graph compares the cumulative total shareholder return on the common stock of the Corporation over the last five fiscal years with the cumulative total return of the NASDAQ Stock Market Index and the cumulative total return of the NASDAQ
Bank Index over the same period.





               First Indiana     Nasdaq Stock     Nasdaq Bank
Period            Corp.          Market Index       Index
------         -------------     ------------     -----------

Dec-93             $100              $100            $100

Jun-94             $101               $91            $107

Dec-94             $102               $98            $100

Jun-95             $134              $122            $120

Dec-95             $180              $138            $148

Jun-96             $207              $157            $157

Dec-96             $238              $170            $196

Jun-97             $258              $190            $245

Dec-97             $355              $209            $328

Jun-98             $377              $251            $340

Dec-98             $283              $293            $325




* Assumes that the value of the investment in the Corporation's stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.



Summary

   The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer (collectively, the "Named Executive Officers") during the last three fiscal years.

            Summary Compensation Table




                                                    Summary Compensation Table

                                                                               Long-Term Compensation
                                                                               ----------------------
                                        Annual Compensation                 Awards (1)            Payouts
                                     ----------------------------    ------------------------     -------
Name and                                                              Restricted   Securities
Principal                                             Other Annual   Stock Awards  Underlying                   All Other
Position                     Year    Salary   Bonus   Compensation                 Options (#)  LTIP Payouts   Compensation
---------------------------------------------------------------------------------------------------------------------------

Robert H. McKinney           1998   $199,231 $ 40,520   $  --     $   --          12,000       $  --        $5,944(2)
Chairman and Chief           1997    210,000   37,800      --      357,000          --            --         6,404
Executive Officer            1996    200,000     --      395,910      --          18,000          --         6,055
of the Corporation;
----------------------------------------------------------------  ----------------------------------------------------
Owen B. Melton, Jr.          1998    295,000   61,395    375,213      --           7,920          --         3,356 (3)
President and Chief          1997    280,000   50,400      --      357,000          --            --         4,550
Operating Officer of         1996    265,000     --      398,818      --          18,000          --         3,905
the Corporation;
President and Chief
Executive Officer of
the Bank
----------------------------------------------------------------  ----------------------------------------------------
David L. Gray                1998   160,000    31,218      --         --           6,000          --         8,863 (4)
Vice President and           1997   152,500    25,940      --         --            --            --         9,065
Treasurer of the Corpor-     1996   145,000      --        --         --           9,000       69,167        8,131
ation; Senior Vice
President-Financial
Management Group,
and Chief Financial Officer
of the Bank
----------------------------------------------------------------  ----------------------------------------------------
Merrill E. Matlock           1998   150,000    31,573      --         --           6,000          --          2,959 (5)
Senior Vice President        1997   119,616    24,349      --         --            --            --          2,325
Commercial and Mortgage      1996   108,000        --      --         --           9,000       49,800         2,065
Banking Group of the Bank
----------------------------------------------------------------  ----------------------------------------------------
David A. Lindsey             1998   145,000    29,789      --         --           6,000          --          8,192 (6)
Senior Vice President-       1997   140,000    23,349      --         --            --            --          8,309
Consumer Finance Group       1996   132,000      --        --         --           9,000       60,417         7,424
of the Bank


1 Adjusted for all stock splits through December 31, 1998.



2 Consists of a $4,261 contribution by the Bank to the Stock Purchase Plan, and a $1,683
  contribution by the Bank to Mr. McKinney's account in the Bank's 401(k) Plan.

3 Consists of a $1,733 contribution by the Bank to the Stock Purchase Plan, and a $1,623
  contribution by the Bank to Mr. Melton's account in the Bank's 401(k) Plan.

4 Consists of a $5,333 contribution by the Bank to the Stock Purchase Plan, the payment by the Bank of $1,786 for term life insurance premiums, and a $1,744 contribution by the
  Bank to Mr. Gray's account in the Bank's 401(k) Plan.

5 Consists of a $520 contribution by the Bank to the Stock Purchase Plan, the payment by the Bank of $1,681 for term life insurance premiums, and a $758 contribution by the Bank to Mr. Matlock's account in the Bank's 401(k) Plan.

6 Consists of a $4,833 contribution by the Bank to the Stock Purchase Plan, the payment by the Bank of $1,674 for term life insurance premiums, and a $1,685 contribution by the
  Bank to Mr. Lindsey's account in the Bank's 401(k) Plan.




                Stock Options

     The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during the last fiscal year. The Potential Realizable Value columns on the right of this table assume that the value of the underlying stock will appreciate each year at the specified percentages.




     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                      Potential Realizable Value at
                                                                                      Assumed Annual Rates of Stock
                               Individual Grants                                      Price Appreciation for Option
                                                                                               Term

                                 % of Total
                                  Options/
                  Number of         SARs
                 Securities      Granted to
                 Underlying       Employees
                Options/SARs       Fiscal     Exercise or Base
Name               Granted          Year       Price ($/Share)   Expiration Date       0%        5%        10%
----------------------------------------------------------------------------------------------------------------------
Robert H. McKinney  12,000         9.7%         $24.38            01-22-08           $00.00   $183,960  $466,320

Owen B. Melton, Jr. 12,000         9.7%          24.38            01-22-08            00.00    183,960   466,320

David L. Gray        6,000         4.8%          24.38            01-22-08            00.00     91,980   233,160

Merrill E. Matlock   6,000         4.8%          24.38            01-22-08            00.00     91,980   233,160

David A. Lindsey     6,000         4.8%          24.38            01-22-08            00.00     91,980   233,160


     The following table sets forth on an aggregate basis each exercise of stock options during fiscal year 1998 by each of the Named Executive Officers and the 1998 year-end value of the unexercised options of each such executive officer.




                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                    AND
                       FISCAL YEAR-END OPTION VALUES

                                                    Number of Securities Underlying       Value of Unexercised
                                                     Unexercised Options at FY-End        In-the-Money Options
                                                                                               at FY-End
                                                     -------------------------------   ---------------------------
                       Shares
                       Acquired on
Name                   Exercise (#)    Value Realized   Exercisable  Unexercisable     Exercisable    Unexercisable
-------------------------------------------------------------------------------------------------------------------
Robert H. McKinney        --             $   --           64,119         12,000          $749,165          $  -- (1)
Owen B. Melton, Jr.      15,000           375,213         47,244         12,000           485,943             -- (1)
David L. Gray             --                 --           34,870          6,000           420,314             -- (1)
Merrill E. Matlock        --                 --           20,022          6,000           215,733             -- (1)
David A. Lindsey         12,223           245,942         24,447          6,000           295,599             -- (1)



1 On December 31, 1998, the exercise price of the unexercisable options exceeded the market price.

Pension Plans

     The following table sets forth, in specified compensation and years of service classifications, the estimated annual benefits payable upon retirement at age 65 under the Bank's non-contributory, qualified defined benefit pension plan (the "Qualified Plan"), as supplemented by the supplemental benefit plan adopted by the Bank on January 17, 1992 (the "Supplemental Plan") (the Qualified Plan and the Supplemental
Plan are collectively referred to as the "Plans"). While the table shows the annual benefit payable, participants may elect to receive the present value of the entire benefit in one lump sum.

[The Pension Plan Table is set forth on page 17.]

                             PENSION PLAN TABLE 1


Covered         10 Years' Benefit  20 Years' Benefit  30 Years' Benefit  40 Years' Benefit
Compensation         Service            Service            Service            Service
------------------------------------------------------------------------------------------

 $100,000         $ 18,347          $ 36,694            $ 55,041             $  54,215
  120,000           22,347            44,694              67,041                66,215
  140,000           26,347            52,694              79,041                78,215
  160,000           30,347            60,694              91,041                90,215
  180,000           34,347            68,694             103,041               102,215
  200,000           38,347            76,694             115,041               114,215
  220,000           42,347            84,694             127,041               126,215
  240,000           46,347            92,694             139,041               138,215
  260,000           50,347           100,694             151,041               150,215
  280,000           54,347           108,694             163,041               162,215
  300,000           58,347           116,694             175,041               174,215
  320,000           62,347           124,694             187,041               186,215
  340,000           66,347           132,694             199,041               198,215
  360,000           70,347           140,694             211,041               210,215
  380,000           74,347           148,694             223,041               222,215
  400,000           78,347           156,694             235,041               234,215
  500,000           98,347           196,694             295,041               294,215
  600,000          118,347           236,694             355,041               354,215
  700,000          138,347           276,694             415,041               414,215
  800,000          158,347           316,694             475,041               474,215
------------------------------------------------------------------------------------------


1 Amounts shown are based on an assumed Social Security integration base of $33,060 and are not subject to any deduction for Social Security or other offset amounts.


     The annual retirement benefit displayed in the Pension Plan
Table is the product of (i) the participant's number of years of credited benefit service, multiplied by (ii) the sum of 1.5% of that portion of the participant's covered compensation that does not exceed the Social Security integration base for the participant plus 2% of the participant's covered compensation that exceeds such integration base.
Compensation covered by the Plans is the sum of the average of a participant's annualized rate of base salary (as reported in the Salary column of the Summary Compensation Table) for the five consecutive years of employment which produce the highest such average, plus the annual average of all bonuses (including both the Bonus and the LTIP Payouts columns as reported in the Summary Compensation Table, and the market value on the date of vesting of any restricted stock awards made pursuant to the Long-Term Plan) paid to the participant for the three years preceding the participant's retirement.

     As of January 1, 1999, the number of years of credited benefit service and the compensation covered by the Plans (based on average annual salaries for 1994-1998 and average annual bonuses for 1996-1998) for each of the Named Executive Officers were as follows:
Robert H. McKinney, 46 years - $420,954; Owen B. Melton, Jr., 20 years - $510,100; David L. Gray, 17 years - $224,319; Merrill E. Matlock, 14 years - $141,174; and David A. Lindsey, 16 years - $196,158.

Employment Agreements and Other Arrangements

     Special retirement benefits are provided under the Supplemental Plan to Mr. McKinney. His normal retirement benefit under the Supplemental Plan is payable for life and 15 years certain.
The monthly amount of his normal benefit is the higher of two calculated amounts. The first is his monthly retirement benefit that would be payable to him under the Supplemental Plan if such benefit were determined in the normal way and were payable for life only. The second is a monthly retirement benefit equal to the excess of (i) 80% of his adjusted monthly compensation over (ii) the sum of (a) his monthly retirement benefit under the Qualified Plan (determined as though such benefit were payable in the form of a straight-life annuity) plus (b) his primary Social Security benefit payable at age 65. For purposes of the foregoing, Mr. McKinney's adjusted monthly compensation is one-twelfth of the sum of (i) his highest annual rate of salary from the Corporation plus (ii) the greater of (a) 37.5% of his highest annual rate of salary from the Corporation or (b) the annual average of all bonuses paid to him by the Corporation for the three years next preceding his retirement. In the last fiscal year, Mr. McKinney received $134,892 in payments under the Qualified Plan.

     Special death benefits are provided under the Supplemental
Plan to Mr. McKinney and Mr. Melton. The death benefit provided to Mr. McKinney equals three times his highest annual rate of salary, grossed up for income taxes at the highest applicable marginal rate in effect at the time of his death, and is payable whether he dies before or after separation from service and without regard to when he separates from service. The death benefit provided to Mr. Melton equals three times his highest annual rate of salary, grossed up for income taxes at the highest applicable marginal rate in effect at the time of his death and is payable whether he dies before or after separation from service and without regard to when he separates from service.

     Messrs. McKinney and Melton are parties to agreements with the Corporation, and Messrs. Gray, Lindsey and Matlock are parties to agreements with the Bank, which agreements provide for certain benefits if the executive officer's employment is terminated following a change in control of the Corporation (as defined in the applicable agreement), other than a termination with cause (as defined in the applicable agreement) or a termination by the officer without good reason (as defined in the applicable agreement). In such case, the executive officer would be entitled to a severance payment equal to that portion of his annual base salary (calculated as 12 times the highest monthly base salary paid to the executive officer during the 12 months prior to the change in control) not already paid, plus any compensation previously deferred by the executive officer, accrued vacation pay and a lump-sum pension supplement. Certain adjustments may be made to the severance payments made in connection with the change in control if such payments would be subject to the excise tax imposed on "excess parachute payments" under Section 4999 of the Internal Revenue Code of 1986, as amended.

            APPOINTMENT OF AUDITORS

     The Corporation's financial statements for the year ended
December 31, 1998 were audited by KPMG Peat Marwick LLP ("Peat
Marwick"). The Corporation has selected Peat Marwick as its independent auditors for the fiscal year ending December 31, 1999. Representatives of Peat Marwick are expected to attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

      SECTION 16(a) BENEFICIAL OWNERSHIP
             REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than 10% of the Corporation's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders (the "Reporting Persons") are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Corporation, the Corporation believes that during 1998 all Reporting Persons complied with the filing requirements of Section 16(a), except that purchases of the Corporation's Common Stock by The Somerset Group, Inc., of which Mr. McKinney and Ms. McKinney are beneficial owners (see Note 7 to the Stock Ownership Table on page 3), were not timely reported by Mr. McKinney and Ms.
McKinney, but the same were reported in the year-end report.

                 ANNUAL REPORT

     A copy of the Corporation's Annual Report for the year ended
December 31, 1998 has been provided to all shareholders as of the record date. The Annual Report is not to be considered as proxy solicitation material.

                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

          EXPENSES OF SOLICITATION

     The entire expense of preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies will be paid by the Corporation. The Corporation does not expect that the solicitation will be made by specially engaged employees or paid solicitors. Although the Corporation might use such employees or solicitors if it deems them necessary, no arrangements or contracts have been made with any such employees or solicitors as of the date of this statement. In addition to the use of the mails, solicitation may be made by telephone, telegraph, cable or personal interview. The Corporation will request record holders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares, and will reimburse such record holders for their reasonable expenses incurred in doing so.

     IT IS IMPORTANT THAT PROXIES BE RETURNED
PROMPTLY. Whether or not you attend the meeting, you are urged to execute and return the proxy.

                                 For the Board of Directors,




                                 Robert H. McKinney
                                 Chairman

March 11, 1999

    [CAMERA-READY LOGO OF THE BANK]









Principal Subsidiary of First Indiana Corporation

[FORM OF PROXY CARD]




REVOCABLE                                                       REVOCABLE
PROXY                   FIRST INDIANA                            PROXY
                        CORPORATION
                        135 North Pennsylvania Street
                        Indianapolis, Indiana 46204



            This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on April 15, 1999

        The undersigned hereby appoints Robert H. McKinney and Michael L. Smith, and each of them, attorneys-in-fact and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on April 15, 1999 at 9:00 a.m. E.S.T., and at any adjournments or postponements of the Annual Meeting, and to vote as specified on the reverse all shares of the Common Stock of First Indiana Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting.


      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                   USING THE ENCLOSED ENVELOPE


(Continued and to be signed on reverse side.)

                FIRST INDIANA CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY






1.   ELECTION OF DIRECTORS

        For All    Withhold All     For All Except
         [   ]        [    ]           [     ]


          Nominees for a term of three years:
Robert J. Laikin, Marni McKinney and Phyllis W. Minott

------------------------------------------------
(Except Nominee(s) written above.)


2. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholders. If no direction is made, this proxy will be voted FOR Proposal 1.


The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.



                                   Date               ,1999


                                   Signature(s)

THIS SPACE RESERVED FOR
ADDRESSING


                                   Please sign exactly as your
                                   name appears.  Joint owners
                                   should each sign personally.
                                   Where applicable, indicate your
                                   official position or representative
                                   capacity.


------------------------------------------------------------------------

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.